EXHIBIT 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-173887, 333-165206, 333-158921, 333-150546 and 333-143561) of Infinera Corporation of our reports dated March 6, 2012, with respect to the consolidated financial statements and schedule of Infinera Corporation and the effectiveness of internal control over financial reporting of Infinera Corporation included in this Annual Report (Form 10-K) of Infinera Corporation for the year ended December 31, 2011.

/s/    ERNST & YOUNG LLP

San Jose, California

March 6, 2012